SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549
                         _______________________

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15 (d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported)   January 6, 1997
(January 6, 1997)


                ROLLINS ENVIRONMENTAL SERVICES, INC.
         (Exact name of registrant as specified in its charter)



                             Delaware
             (State or other jurisdiction or incorporation)

 1-8368                                                   51-0228924
(Commission File No.)              (I.R.S. Employer Identification No.)

              ONE ROLLINS PLAZA, WILMINGTON, DELAWARE       19803
              (Address of principal executive offices)     (Zip Code)



   Registrant's telephone number, including area code:  (302) 479-2700

ITEM 5.   OTHER EVENTS

     On January 6, 1997, Rollins Environmental Services, Inc. ("Rollins") entered into a letter of intent with Laidlaw, Inc. ("Laidlaw"), which provides for the sale to Rollins of 100% of the outstanding stock of the United States and Canadian subsidiaries conducting the hazardous and industrial waste operations of Laidlaw. The full text of this letter of intent is reproduced below:

                                   January 6, 1997



James R. Bullock
President and Chief
Executive Officer
Laidlaw Inc.
3221 North Service Road
Burlington, Ontario
Canada L7R 3Y8

Dear Mr. Bullock:

     This letter, once countersigned by you, will constitute a Letter of Intent outlining certain understandings, both binding and non-binding, relating to negotiation of a business combination (the "Transaction") involving the acquisition by Rollins Environmental Services, Inc. ("Purchaser") from Laidlaw Inc. ("Seller") of all of the stock of Laidlaw Environmental Services, Inc. and Laidlaw Environmental Services Ltd., both of which are wholly-owned subsidiaries of Seller (the "Acquired Subsidiaries").

     Any such acquisition would be subject to completion of due diligence investigations by both parties relative to regulatory, environmental, facility evaluation, legal and financial matters, with results satisfactory to both parties; negotiation and execution of a definitive binding purchase agreement (the "Agreement") setting forth the terms and conditions of the Transaction; approval of the Boards of Directors of Seller and Purchaser; approval of the shareholders of Purchaser; and approval of the appropriate governmental agencies and authorities.

     1. Non-Binding Understandings. The Agreement would contain provisions appropriate to a transaction of this size and type, including the following:

          (a)  Acquired Subsidiaries.  Purchaser would
purchase the stock of the Acquired Subsidiaries from Seller at the closing of the transaction (the "Closing"). Excluded from the Transaction would be the following subsidiaries of the Acquired Subsidiaries: JTM Industries, Inc. and KBK Enterprises, Inc.


          (b) Consideration. The consideration payable by Purchaser at Closing (the "Consideration") would consist of the following components:

            (i)     Four Hundred Million Dollars
                    ($400,000,000) in Cash or the assumption by Purchaser of indebtedness of the Acquired Subsidiaries.

           (ii) One Hundred Twenty Million (120,000,000) shares of the common stock, par value
                    $1.00 per share, of Purchaser (the
                    "Purchaser Common Stock").

          (iii)     Three Hundred Fifty Million Dollars
                    ($350,000,000) principal amount of
                    Purchaser's 5% twelve (12) year
                    Subordinated, Convertible, Pay-In-Kind
                    Debentures (the "Debentures").

          The Debentures would be convertible by the holder beginning on the fifth anniversary of their issuance. The number of shares the holder would receive would be equal to the principal amount of the Debentures surrendered divided by $3.75 (the "Conversion Price"). The Debentures would be redeemable by Purchaser for cash beginning on the fifth anniversary of their issuance if the closing price of Purchaser's Common Stock exceeds 120% of the Conversion Price for 10 consecutive trading days. Purchaser may, at its option, pay interest on the Debentures (or principal on maturity) in cash or Purchaser Common Stock at the current market value at such time, provided that the initial 2 years shall be in Purchaser Common Stock only.

          (c) Westinghouse. Purchaser and Seller will use their best efforts to renegotiate the terms and the aggregate amount of certain indebtedness of Purchaser to Westinghouse Electric Corporation ("Westinghouse") and based on negotiations held to date with Westinghouse, contemplate the issuance by Purchaser of a new unsecured note to Westinghouse (to be guaranteed by Seller) in exchange for cancelling Purchaser's $13,839,000 Senior Debenture and Purchaser's $66,000,000 Subordinated Convertible Debenture, both of which are 100% held by Westinghouse.

          (d)  Representations, Warranties and
Indemnification Provisions. The Agreement would contain typical representations and warranties, including those relative to environmental liabilities, most of which would not survive Closing. Indemnification obligations of the parties post Closing would be limited to tax matters, undisclosed liabilities (including environmental liabilities), title, authority relative to the execution and performance of the Agreement, and breaches or defaults in the performance of agreements or covenants required to be performed on or after the Closing. Purchaser would agree (and Seller would cause Purchaser) to maintain the charter, by-law and insurance backed indemnification protections currently available to the officers and directors of Purchaser. In addition, post Closing, as long as Purchaser is a subsidiary of Seller, Purchaser's officers and directors will have coverage under Seller's director's and officer's insurance.

          (e) Conditions and Covenants. The Agreement would contain typical closing conditions and covenants, including the following:

            (1)     Board Representation Post Closing.
                    Purchaser would increase its Board of
                    Directors to ten (10) members and the
                    parties would use their best efforts to
                    cause the Board to be composed of the
                    chief executive officer of Purchaser,
                    three directors designated by Purchaser, three directors designated by Seller, and three "independent directors" designated jointly by Seller and Purchaser. The Board would consist of 3 classes of directors, each class with staggered 3 year terms. Each class would have one designee from the Seller and Purchaser and an independent director.

            (2)     Use of Seller Name Post Closing.
                    Purchaser would amend its Articles of
                    Incorporation such that its name would be Laidlaw Environmental Services, Inc. post
                    Closing.

            (3)     Financing.  Seller would arrange for
                    Purchaser a senior credit facility in the aggregate principal amount of Six Hundred Fifty Million Dollars ($650,000,000).

            (4)     Approval of Purchaser Shareholders.
                    Purchaser would call a special meeting of its shareholders in order to approve the Transaction. Purchaser's Board of Directors would recommend approval to the Shareholders and each member of the Board would express his intention to vote his shares of Purchaser Common Stock in favor of the transaction. In addition, each member of Purchaser's Executive Committee would agree, subject to the satisfaction of all conditions precedent in the Agreement, to enter into an agreement to vote his shares of Purchaser Common Stock in favor of the transaction.


            (5) Fairness Opinion. Purchaser will require an acceptable fairness opinion from its investment advisors.

            (6)     Registration Rights.  Purchaser to afford
                    Seller typical registration rights
                    relative to the Purchaser Common Stock
                    and the PIK Debenture.

            (7) Minority Shareholder Protection. Seller to agree to certain contractual protections for Purchaser's shareholders to ensure that (a) any related party transactions post Closing are effected at rates which approximate those which would result from transactions with independent third parties, and (b) in the event of any business combination post Closing, such shareholders are treated on terms no less favorable than Seller.

            (8)     Standstill.  Seller to agree to typical
                    standstill provisions relative to the
                    acquisition of additional Purchaser
                    Common Stock.

            (9) Termination Fees. In the event that the Transaction is not approved by Purchaser's shareholders due to a third party bid for control of Purchaser, Seller shall be entitled to a reasonable reimbursement of its expenses in an amount to be negotiated. Similarly, should the Transaction not be concluded due to the default of Seller, Purchaser shall be entitled to liquidated damages in an amount to be determined.


           (10) Covenant Not to Compete. Seller to agree to a five (5) year covenant not to compete relative to owning, operating, constructing or otherwise engaging in the business of disposing of hazardous and industrial wastes.

           (11)     Hart Scott Rodino.  Closing to be
                    conditioned on termination of any waiting periods provided under the Hart-Scott-
                    Rodino Antitrust Improvements Act ("HSR
                    Act").

           (12)     Canadian Antitrust.  Closing to be
                    conditioned on receipt of notices, in
                    form and substance satisfactory to the
                    parties, under the Investment Canada Act and the Competition Act.

           (13)     Covenants and Approvals.  Each party to
                    obtain all material consents and
                    approvals of those governmental agencies, customers, lenders or other parties necessary in order to conclude the Transaction.

           (14)     Tax Considerations.  The Transaction
                    shall be structured in order to maximize the tax benefits accruing to both parties.

          (f) Timing. The Agreement must be entered into within forty-five (45) days from the execution of this Letter of Intent. Closing is to take place within sixty (60) days of approval by the Securities and Exchange Commission of Purchaser's Proxy Statement, provided that all conditions precedent to Closing have been satisfied, but no later than one hundred twenty (120) days from the execution of this Letter of Intent, unless mutually extended by the parties. Environmental due diligence must be concluded within sixty
(60) days from the execution of this Letter of Intent.

     2. Binding Terms. Upon execution of this Letter of Intent by both parties, the following paragraphs shall constitute legally binding and enforceable agreements between Seller and Purchaser. Both parties recognize the mutual undertakings of each party and in consideration thereof and intending to be legally bound agree as follows:

          (a) Confidentiality.  The Confidentiality
Agreement between the parties dated November 1, 1996 shall remain in effect (the "Confidentiality Agreement").

          (b) Exclusive Dealing. The exclusive dealing provision in the Confidentiality Agreement shall be extended for an additional forty-five (45) day period or until an Agreement is executed, whichever is earlier.

          (c) Expenses. Seller and Purchaser are each responsible for their own costs and expenses for accounting, legal and other consultants or experts. No such costs or expenses shall be paid by or charged to the Acquired
Subsidiaries.

          (d) Access. Each party will afford the other's employees, auditors, legal counsel, and other authorized representatives with reasonable access to inspect their Facilities and to review their contracts, permits and other documents related to their business in a reasonable manner before Closing.

          (e) Consents and Approvals. Upon execution of this Letter of Intent, the parties agree to cooperate with one another and proceed, as promptly as reasonably practicable, to seek to obtain from third parties any material consents that may be necessary to consummate the Transaction.

          (f) Hart Scott Rodino. Seller and Purchaser agree to promptly file with the Federal Trade Commission and the United States Department of Justice the notification required to be filed with respect to the transaction under the HSR Act. Both parties shall use reasonable efforts to comply as promptly as reasonably practicable with any requests made pursuant to the HSR Act for additional information relevant to the Transaction. These efforts shall include the initial filing, a second request and any investigation.

          (g) Negotiation of Agreement.  Seller and
Purchaser will negotiate in good faith and use reasonable efforts to arrive at a mutually acceptable Agreement for approval, execution, and delivery within forty-five (45) days of the execution hereof.

          (h) Termination of Letter of Intent. This Letter of Intent may be terminated by either party without obligation to the other party after one hundred twenty (120) days of the execution hereof. In addition, this Letter of Intent may be terminated by Seller and Purchaser by mutual agreement at any time. The Confidentiality Agreement shall survive any such termination.

          (i) Employees. In the event an Agreement is not entered into for any reason, neither party shall for a period of eighteen (18) months from today's date, without the prior written consent of the other, solicit the employment of, or employ or offer to employ, any employees of the other party. This prohibition shall only extend to employees in senior management, or key employees in operations, regulatory, financial, marketing and sales, or permitting aspects of a party's business. This prohibition shall not apply to any employee ninety (90) days after such employee has left the employ of either party.

          (j) Announcements. No announcement concerning this transaction is to be made without the parties mutual consent, though such consent shall not be unreasonably withheld by either party.

     This Letter of Intent is intended to be and shall be construed to be only a non-binding Letter of Intent summarizing our discussions to date and is not an offer to buy the stock of the Acquired Subsidiaries. Except for
Section 2, it shall not create any rights or obligations on the part of the parties hereto.


     If the foregoing accurately reflects the intentions of Seller, please so indicate by executing the enclosed copy where indicated and returning to the undersigned. Thank you.

                    Sincerely yours,

                    ROLLINS ENVIRONMENTAL SERVICES, INC.



                    By:     /s/ John W. Rollins
                         John W. Rollins
                         Chairman of the Board and
                         Chief Executive Officer

Accepted:

LAIDLAW, INC.


By:      /s/ James R. Bullock
     James R. Bullock
     President and Chief Executive Officer

                               SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ROLLINS ENVIRONMENTAL SERVICES, INC.


Date:   January 6, 1997       BY:/s/ John W. Rollins, Jr.
                                   John W. Rollins, Jr.
                                   Senior Vice Chairman of the Board